Ex-3.1
                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                             THE NETPLEX GROUP, INC.
                         (Pursuant to Section 805 of the
                       New York Business Corporation Law)

      The Netplex Group, Inc. a corporation organized and existing under the laws of the State of New York (the "Corporation"), does hereby certify as follows:

FIRST: The name of the corporation is THE NETPLEX GROUP, INC., the name under which the corporation was formed is COMPLINK, LTD.

SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State on August 1, 1986 under the name COMPLINK, LTD. An Amended Certificate of Incorporation was filed with the Department of State on March 27, 1992. A Restated Certificate of Incorporation was filed with the Department of State on March 9, 1993. An Amendment of the Certificate of Incorporation was filed with the Department of State on June 12, 1996. An Amendment of the Certificate of Incorporation was filed with the Department of State on September 19, 1996. A Certificate of Correction of the Amendment of the Certificate of Incorporation was filed with the Department of State on October 16, 1996. An Amendment of the Certificate of Incorporation was filed with the Department of State on August 5, 1998. An Amendment of the Certificate of Incorporation was filed with the Department of State on September 30, 1998. An additional Amendment of the Certificate of Incorporation was filed with the Department of State on September 30, 1998. An Amendment of the Certificate of Incorporation was filed with the Department of State on March 14, 2000.

THIRD: The amendment of the Certificate of Incorporation of the Corporation effected by this certificate of amendment is as follows:

          To add a provision stating the number, designation, relative rights, preferences, and limitations of the shares of the Series D Convertible Preferred Stock, as fixed by the Board of Directors of the Corporation.

FOURTH: To accomplish the foregoing amendment, the Certificate of Incorporation of the Corporation is hereby amended by the addition of a new Article FOURTH (E), which new Article FOURTH (E) shall read in its entirety as follows:

                                    * * * * *

      Fifteen Thousand (15,000) of the Six Million (6,000,000) authorized shares of Preferred Stock of the Corporation are hereby designated Series D Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares"). References to section numbers in this Article FOURTH (E) of the Certificate of Incorporation shall refer only to such sections in this Article FOURTH (E), unless otherwise expressly stated herein. The Series D Convertible Preferred Stock shall possess the rights and preferences set forth below:

            (1) Dividends. The Preferred Shares shall bear dividends ("Dividends") at a rate of 7% per annum, which shall be cumulative, accrue daily from the applicable Issuance Date (as defined below) and be payable on the first day of each Calendar Quarter (as defined below) beginning on first day of the calendar quarter after the applicable Issuance Date (each a "Dividend Date"). If a Dividend Date is not a Business Day (as defined below) then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Dividends shall be payable in cash or, at the option of the Corporation, in shares of Common Stock (as defined below) ("Dividend Shares"), provided that the Dividends which accrued during any period shall be payable in shares of Common Stock only if the Corporation provides written notice ("Dividend Election Notice") to each holder of the applicable Preferred Shares at least 20 days prior to the Dividend Date. Dividends to be paid in shares of Common Stock shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(b)) of Common Stock equal to the quotient of (I) the Additional Amount (as defined below) and
(II) the Dividend Conversion Price (as defined below) on the applicable Dividend Date. Notwithstanding the foregoing, the Corporation shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash if (x) any event constituting a Triggering Event (as defined in Section 3(b)), or an event that with the passage of time would constitute a Triggering Event, if not cured, has occurred and is continuing on the date of the Corporation's Dividend Election Notice or on the Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend or (y) the Registration Statement (as defined in the Registration Rights Agreement (as defined below)) is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), including but not limited to the Dividend Shares, on the date of the Corporation's Dividend Election Notice or on the Dividend Date. Any accrued and unpaid Dividends which are not paid within five
(5) Business Days of such accrued and unpaid dividends' Dividend Date shall bear interest at the rate of 18.0% per annum from such Dividend Date until the same is paid in full (the "Default Interest").

            (2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock"), on the terms and conditions set forth in this
Section 2.

                  (a) Certain Defined Terms. For purposes of this Certificate of Amendment, the following terms shall have the following meanings:

                        (i) "Additional Amount" means, on a per share basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the result of the following formula: (.07)(N/365)($1,000)."

                        (ii) "Additional Preferred Shares" means, all Preferred shares issued after the Initial Issuance date.

                        (iii) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

                        (iv) "Calendar Quarter" means, each of the period beginning on and including January 1 and ending on and including March 31, the period beginning on and including April 1 and ending on and including June 30, the period beginning on and including July 1 and ending on and including September 30, and the period beginning on and including October 1 and ending on and including December 31."

                        (v) "Closing Sale Price" means, for any security as of any date, the last closing trade price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("Bloomberg"), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m. Eastern Time as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the lowest ask price and lowest bid price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of the Preferred Shares. If the Corporation and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term "Closing Sale Price" being substituted for the term "Conversion Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                        (vi) "Conversion Amount" means, with respect to each Preferred Share, the sum of (1) the Additional Amount and (2) the Stated Value (as defined below).

                        (vii) "Conversion Price" means, (A) on any Conversion Date (as defined below) or other date of determination during the period beginning on the Issuance Date (as defined below) and ending on and including the day prior to the date which is two years after the Issuance Date, the Fixed Conversion Price and (B) on any Conversion Date or other date of determination during the period beginning on and including the date which is two years after the Issuance Date and ending on and including the Maturity Conversion Date, the Maturity Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

                        (viii) "Dividend Conversion Price" means, that price which shall be computed as the arithmetic average of the Closing Sale Prices for the Common Stock on each of the 10 consecutive trading days immediately preceding such date of determination. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                        (ix) "Fixed Conversion Price" means (A) with respect to any Initial Preferred Share, 120% of the average of the Weighted Average Prices (as defined below) of the Common Stock for the 30 consecutive trading days beginning on and including the first trading day after the date on which the Corporation files a Form 8-K or Form 10-K with the Securities and Exchange Commission describing the terms of the offering of Preferred Shares (the "Closing 8-K or 10-K") pursuant to the first sentence of Section 4(j) of the Securities Purchase Agreement (as defined below) (the "Initial Fixed Conversion Price"), provided that in no event shall the Initial Fixed Conversion Price exceed $18.00 (as adjusted for stock splits, stock dividends, stock combinations and other similar transactions), or (B) with respect to any Additional Preferred Share, 120% of the average of the Weighted Average Prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date (as defined in the Securities Purchase Agreement), in each case, subject to adjustment as provided herein;

                        (x) "Initial Issuance Date" means the first date on which Preferred Shares are issued pursuant to the Securities Purchase Agreement.

                        (xi) "Initial Preferred Shares" means, all Preferred shares issued on the Initial Issuance Date.

                        (xii) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

                        (xiii) "Maturity Conversion Price" means 95% of the Weighted Average Price of the Common Stock on the Conversion Date or other date of determination.

                        (xiv) "Maturity Conversion Date" means the date which is two (2) years and 45 Business Days after the applicable Issuance Date, unless extended pursuant to Section 2(d)(vii)(E).

                        (xv) "Maturity Redemption Date" means the date which is two (2) years after the applicable Issuance Date.

                        (xvi) "N" means the number of days from, but excluding, the last Dividend Date with respect to which Dividends, along with any Default Interest, have been paid by the Corporation on the applicable Preferred Share (or the applicable Issuance Date, in the event no Dividends have been paid on such Preferred Share) through and including the Conversion Date, the Maturity Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made."

                        (xvii) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.


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

                        (xviii) "Principal Market" means the Nasdaq SmallCap Market or if the Common Stock is not traded on the Nasdaq SmallCap Market, then the principal securities exchange or trading market for the Common Stock.

                        (xix) "Registration Rights Agreement" means that certain registration rights agreement between the Corporation and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares.

                        (xx) "SEC" means the United States Securities and Exchange Commission.

                        (xxi) "Securities Purchase Agreement" means that certain securities purchase agreement between the Corporation and the initial holders of the Preferred Shares.

                        (xxii) "Stated Value" means $1,000.

                        (xxiii) "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (as defined below) during normal business hours for such Principal Market as reported by Bloomberg through its "Volume at Price" functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg, the average of the bid prices of each of the market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of the Preferred Shares. If the Corporation and the holders of the Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term "Weighted Average Price" being substituted for the term "Conversion Price." All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  (b) Holder's Conversion Right; Mandatory Conversion. Subject to the provisions of Section 5, at any time or times on or after the applicable Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d), at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Conversion Date for such Preferred Shares, then all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d)(vii). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon the submission of a Conversion Notice (as defined below) for more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                  (c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

                                Conversion Amount
                                -----------------
                                Conversion Price

                  (d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

                        (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form as set forth in Section 20 (the "Conversion Notice") to the Corporation and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

                        (ii) Corporation's Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation (I) shall promptly, but in no event later than one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Corporation's designated transfer agent (the "Transfer Agent"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second Business Day following the date of receipt by the Corporation of the facsimile or other copy of such Conversion Notice (the "Share Delivery Date"),
(A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Corporation ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. As may be required by Section 2(d)(viii), if the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                        (iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Corporation shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice. If such holder and the Corporation are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the holder, then the Corporation shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Corporation and approved by the holders of at least two-thirds (_) of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Corporation's independent, outside accountant. The Corporation shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

                        (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                        (v) Corporation's Failure to Timely Convert.


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

                              (A) Cash Damages. If within five (5) Business Days
after the Corporation's receipt of the facsimile copy of a Conversion Notice the Corporation shall fail to issue a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(d)(ii), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Corporation shall pay additional damages to such holder for each date after the Share Delivery Date such conversion is not timely effected and/or each date after the Preferred Stock Delivery Date such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the sum of (a) the product of (I) the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, and (b) in the event the Corporation has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the product of (y) the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as of the Preferred Stock Delivery Date and (z) the Closing Sale Price of the Common Stock on the Preferred Stock Delivery Date. If the Corporation fails to pay the additional damages set forth in this Section 2(d)(v) within five Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Corporation continues to fail to make such payments, to require the Corporation, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                              (B) Void Conversion Notice; Adjustment to
Conversion Price. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Corporation's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Fixed Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Closing Sale Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided for in this Certificate of Amendment.

                              (C) Redemption. If for any reason a holder has not
received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "Conversion Failure"), then the holder, upon written notice to the Corporation, may require that the Corporation redeem, in accordance with Section 3, all Preferred Shares held by such holder, including the Preferred Shares previously submitted for conversion and with respect to which the Corporation has not delivered shares of Common Stock.

                        (vi) Pro Rata Conversion Subject to Section 13, in the event the Corporation receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Corporation can convert some, but not all, of such Preferred Shares, the Corporation shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

                        (vii) Mandatory Conversion or Redemption at Maturity. If any Preferred Shares remain outstanding on the Maturity Conversion Date for such Preferred Shares, then all such Preferred Shares shall be converted at the Conversion Price for such Preferred Shares as of such date as if the holders of such Preferred Shares had given the Conversion Notice on the Maturity Conversion Date (a "Maturity Date Mandatory Conversion"). At the Corporation's option, the Corporation may redeem all of the applicable Preferred Shares outstanding on the Maturity Redemption Date for such Preferred Shares, to the extent funds are legally available therefor, for an amount in cash per Preferred Share (the "Maturity Date Redemption Price") equal to the Liquidation Preference (as defined in Section 9) (a "Maturity Date Mandatory Redemption").

                              (A) Mechanics of Maturity Date Mandatory
Redemption. If the Corporation elects a Maturity Date Mandatory Redemption, the Corporation shall deliver written notice of its election to effect a Maturity Date Mandatory Redemption ("Maturity Redemption Notice") to each holder of the applicable Preferred Shares at least 15 Business Days prior to the Maturity Redemption Date. On the Maturity Redemption Date (provided a notice of the Corporation's Maturity Date Mandatory Redemption election has been delivered at least 15 Business Days prior to the Maturity Date) the Corporation shall pay to each holder of the applicable Preferred Shares outstanding on the Maturity Redemption Date for such Preferred Shares, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price.

                              (B) Failure to Pay Maturity Date Redemption Price.
If the Corporation elects a Maturity Date Mandatory Redemption and fails to redeem all of the applicable Preferred Shares outstanding on the Maturity Redemption Date for such Preferred Shares by payment of the Maturity Date Redemption Price, then in addition to any remedy any holder of such Preferred Shares may have under this Certificate of Amendment, the Securities Purchase Agreement and the Registration Rights Agreement each holder of such Preferred Shares shall have the option (X) to require that the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares bear interest at the rate of 2.0% per month, prorated for partial months, until paid in full or (Y) at any time after the Maturity Redemption Date and until the Corporation pays such unpaid applicable Maturity Date Redemption Price in full (but not later than the Maturity Conversion Date), to void the Corporation's Maturity Date Mandatory Redemption as it relates to those applicable Preferred Shares for which the Corporation has not paid the Maturity Date Redemption Price, by sending written notice thereof to the Corporation via facsimile ("Maturity Redemption Void Notice"). Upon the Corporation's receipt of a holders Maturity Redemption Void Notice (i) the Corporation's Maturity Date Mandatory Redemption shall be void with respect to such holder's applicable Preferred Shares for which the Corporation failed to deliver the Maturity Date Redemption Price prior to the Corporation's receipt of such holder's Maturity Redemption Void Notice and (ii) such holder shall be entitled to convert the Preferred Shares for which the Maturity Date Redemption Price was not paid prior to such holder's delivery of its Maturity Redemption Void Notice at any time prior to and including the Maturity Conversion Date.

                              (C) Conversion of Preferred Shares On and After
the Maturity Redemption Date. Notwithstanding anything contained in the Section 2(d)(vii), but subject to Section 5, any holder of Preferred Shares may convert any Preferred Shares (including Preferred Shares selected for Maturity Date Mandatory Redemption) into Common Stock pursuant to Section 2 on or prior to the date immediately preceding the Maturity Redemption Date for such Preferred Shares. If the Corporation fails to send a Maturity Redemption Notice on or before the date which is 15 Business Days prior to the Maturity Redemption Date then the holders of the applicable Preferred Share shall be entitled to convert such Preferred Shares into Common Stock pursuant to Section 2 at any time prior to and including the Maturity Conversion Date for such Preferred Shares.

                              (D) Delivery of Preferred Shares. Upon the
Corporation paying the Maturity Date Redemption Price to each holder of Preferred Shares, such holder of Preferred Shares shall surrender all Preferred Stock Certificates for all such Preferred Shares, duly endorsed for cancellation, to the Corporation or the Transfer Agent, otherwise, each holder of such Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Corporation or the Transfer Agent on the Maturity Conversion Date.

                              (E) Extension of Maturity Conversion Date. If the
Corporation has elected a Maturity Date Mandatory Conversion or has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Conversion Date shall be extended for any applicable Preferred Shares for as long as (a) the conversion of such Preferred Shares would violate the provisions of Section 5, (b) a Triggering Event shall have occurred and be continuing, or (c) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event.

                              (F) Limitation on Sale of Shares After Maturity
Redemption Date. During the period beginning on and including the date which is two (2) Business Days after the Maturity Redemption Date of specific Preferred Shares and ending on and including the Maturity Conversion Date no holder of such Preferred Shares shall be entitled to sell a number of shares of Common Stock issued pursuant to the conversion of such Preferred Shares in excess of the greater of (I) the product of (a) the result of (i) the aggregate Conversion Amount of all such Preferred Shares held by such holder at 7:00 a.m., Eastern Time, on the date which is two (2) Business Days after the Maturity Redemption Date for such Preferred Shares, divided by (ii) the lowest Conversion Price during the period beginning on and including the date which is two (2) Business Days after the Maturity Redemption Date for such Preferred Shares and ending on and including the date as of which this determination is being made, multiplied by (b) the result of (X) the number of Business Days during the period beginning on and including the date which is two (2) Business Days after the Maturity Redemption Date for such Preferred Shares and ending on and including the date as of which this determination is being made, divided by (Y) 45, and (II) 15% of the daily trading volume for the Common Stock (as reported by Bloomberg) on such date of determination, multiplied by (w) the result of (A) the number of Preferred Shares purchased by such holder on the Issuance Date of such Preferred Shares pursuant to the Securities Purchase Agreement, divided by (B) the total number of Preferred Shares purchased on the Issuance Date pursuant to the Securities Purchase Agreement. Notwithstanding the foregoing, the limitations on sales set forth in this Section 2(d)(vii)(F) shall not apply if the Company delivered a Maturity Redemption Notice and failed to pay the full Maturity Date Redemption Price on the Maturity Redemption Date for such Preferred Shares to each holder of such Preferred Shares on the Maturity Redemption Date for such Preferred Shares.

                        (viii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Corporation unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Corporation shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Corporation, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated of the face thereof. Each certificate for Preferred Shares shall bear the following legend:

            ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION FOR THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO
            SECTION 2(d)(viii) OF THE CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                  (e) Taxes. The Corporation shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                  (f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

                        (i) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the Initial Issuance Date, in the case of any Initial Preferred Share, or the Call Trigger Date, in the case of any Additional Preferred Share, the Corporation issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued by the Corporation in connection with an Approved Stock Plan (as defined below), Excluded Securities (as defined below) or upon conversion of the Preferred Shares or exercise of the Warrants) for a consideration per share less than a price (the "Applicable Price") equal to the Fixed Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Fixed Conversion Price then in effect shall be reduced to an amount equal to such consideration per share. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(f)(i), the following shall be applicable:

                              (A) Issuance of Options. If the Corporation in any
manner grants or sells any Options (as defined below) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities (as defined below) issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                              (B) Issuance of Convertible Securities. If the
Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this
Section 2(f)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

                              (C) Change in Option Price or Rate of Conversion.
If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or

Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

                              (D) Calculation of Consideration Received. In case
any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation will be the market price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the holders of a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the holders of a majority of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

                              (E) Record Date. If the Corporation takes a record
of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                              (F) Certain Definitions. For purposes of this
Section 2(f)(i), the following terms have the respective meanings set forth below:

                                    (I) "Approved Stock Plan" shall mean any
employee benefit plan which has been approved by the Board of Directors of the Corporation, pursuant to which the Corporation's securities or stock appreciation rights may be issued to any employee, officer, director or consultant of the Corporation provided that such issuance is for not less than the market price of the Common Stock on the date of issuance.

                                    (II) "Convertible Securities" means any
stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

                                    (III) "Options" means any rights, warrants
or options to subscribe for or purchase Common Stock or Convertible Securities.

                                    (IV) "Excluded Securities" means any of the
following: (i) a loan from a commercial bank which does not have any equity feature, (ii) any transaction involving the Corporation's issuances of securities (A) as consideration in a merger or consolidation, (B) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or (C) as consideration for the acquisition of a business, product, license or other assets by the Corporation, (iii) the issuance of Common Stock or debt in a firm commitment, underwritten public offering, (iv) the issuance of securities upon exercise or conversion of the Corporation's options, warrants or other convertible securities outstanding as of the date hereof, and (v) the issuance of securities pursuant to an underwritten offering by the Corporation in reliance upon Rule 144A under the 1933 Act with proceeds to the Corporation of at least $50,000,000 and which does not provide for any demand or piggyback registration rights for at least one (1) year from the date of the offering.

                        (ii) Adjustment of the Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                        (iii) Holder's Right of Alternative Floating Conversion Price Following Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Options or Convertible Securities after the Initial Issuance Date that are convertible into or exchangeable or exercisable for Common Stock at a price which may vary with the market price of the Common Stock, including by way of one or more resets to the conversion, exchange or exercise price of such Convertible Security (the formulation for such variable price being herein referred to as, the "Variable Price"), the Corporation shall provide written notice thereof via facsimile and overnight courier to each holder of Preferred Shares ("Variable Notice") on the date of issuance of such Convertible Securities. From and after the date the Corporation issues any such Convertible Securities with a Variable Price, a holder of Preferred Shares shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of any Preferred Shares by designating in the Conversion Notice delivered upon conversion of such Preferred Shares that solely for purposes of such conversion the holder is relying on the Variable Price rather than the Floating Conversion Price then in effect. A holder's election to rely on a Variable Price for a particular conversion of Preferred Shares shall not obligate the holder to rely on a Variable Price for any future conversions of Preferred Shares.

                        (iv) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

                        (v) Notices.

                              (A) Immediately upon any adjustment of the
Conversion Price, the Corporation will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                              (B) The Corporation will give written notice to
each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                              (C) The Corporation will also give written notice
to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

            (3) Redemption at Option of Holders.

                  (a) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Corporation to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 125% of the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer (as defined below) and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Triggering Event on which the Principal Market is open for trading ("Redemption Price").

                  (b) Triggering Event. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                        (i) the failure of the applicable Registration Statement (as defined in the Registration Rights Agreement) to be declared effective by the SEC on or prior to the date that is 30 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

                        (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or for more than on aggregate of 10 trading days in a 365-day period;

                        (iii) the suspension from trading or failure of the Common Stock to be listed on the Nasdaq SmallCap Market, the Nasdaq National Market, The American Stock Exchange, Inc. or the New York Stock Exchange, Inc. for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

                        (iv) the Corporation's or the Transfer Agent's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Amendment;

                        (v) a Conversion Failure (as defined in Section 2(d)(v)(C));

                        (vi) upon the Corporation's receipt of a Conversion Notice, the Corporation shall not be obligated to issue shares of Common Stock upon such conversion due to the provisions of Section 13; or

                        (vii) the Corporation breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, this Certificate of Amendment or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 20 days.

                  (c) Mechanics of Redemption at Option of Buyer. Within one (1) day after the occurrence of a Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Corporation to redeem up to all of such Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer") to the Corporation, which Notice of Redemption at Option of Buyer shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and (ii) the applicable Redemption Price, as calculated pursuant to Section 3(a) above.

                  (d) Payment of Redemption Price. Upon the Corporation's receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Corporation shall immediately notify each other holder of Preferred Shares by facsimile of the Corporation's receipt of such notices. Each holder which has sent such a notice shall, if required pursuant to Section 2(d)(viii), promptly submit to the Corporation such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Corporation shall deliver the applicable Redemption Price to such holder within five Business Days after the Corporation's receipt of a Notice of Redemption at Option of Buyer; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Corporation. If the Corporation is unable to redeem all of the Preferred Shares submitted for redemption, the Corporation shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Amendment and the Securities Purchase Agreement, pay to each holder interest at the rate of 2.0% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

                  (e) Void Redemption. In the event that the Corporation does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Corporation pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "Voidable Redemption Option") to, in lieu of redemption, require the Corporation to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Corporation via facsimile (the "Voidable Redemption Notice"). Upon the Corporation's receipt of such Voidable Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to those Preferred Shares subject to the Voidable Redemption Notice, and (ii) the Corporation shall immediately return any Preferred Shares subject to the Voidable Redemption Notice and (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Voidable Redemption Notice is delivered to the Corporation and (B) the lowest Closing Sale Price during the period beginning on the date on which the Notice of Redemption at Option of Buyer is delivered to the Corporation and ending on the date on which the Voidable Redemption Notice is delivered to the Corporation.

                  (f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Closing Sale Price" being substituted for the term "Conversion Price" and the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Voidable Redemption Notice and exercise of its rights following such notice shall not effect the Corporation's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been redeemed.

            (4) Other Rights of Holders.

                  (a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) sale of all or substantially all of the Corporation's assets to an acquiring Person or (ii) other Organic Change following which the Corporation is not a surviving entity, the Corporation will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance satisfactory to the holders of at least two-thirds (_) of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and satisfactory to the holders of at least two-thirds (_) of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Corporation shall make appropriate provision (in form and substance satisfactory to the holders of at least two-thirds (_) of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

                  (b) Optional Redemption Upon Change of Control. In addition to the rights of the holders of Preferred Shares under Section 4(a), upon a Change of Control (as defined below) of the Corporation each holder of Preferred Shares shall have the right, as such holder's option, to require the Corporation to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (A) 125% of the Conversion Amount and
(B) the Product of (I) the Conversion Rate on the date the holder of Preferred Shares gives a Notice of Redemption upon Change of Control and (II) the arithmetic average of the Closing Sale Prices of the Common Stock during the five trading days immediately preceding such date ("Change of Control Redemption Price"). No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier (a "Notice of Change of Control") to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Corporation to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of Redemption Upon Change of Control") to the Corporation, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 4(b). Upon the Corporation's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Corporation shall promptly, but in no event later than one (1) Business Day following such receipt, notify each holder of Preferred Shares by facsimile of the Corporation's receipt of such Notice(s) of Redemption Upon Change of Control. The Corporation shall deliver the applicable Change of Control Redemption Price simultaneous with the consummation of the Change of Control; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been so delivered to the Corporation. Payments provided for in this Section 4(b) shall have priority to payments to other stockholders in connection with a Change of Control. For purposes of this
Section 4(b), "Change of Control" means (i) the consolidation, merger or other business combination of the Corporation with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Corporation's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect at least two-thirds (_) of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation), (ii) the sale or transfer of all or substantially all of the Corporation's assets, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

                  (c) Forced Delisting. If a redemption voided pursuant to
Section 3(e) was caused by a Triggering Event involving the Corporation's inability to issue Conversion Shares because of the Primary Exchange Cap (as defined in Section 13), and if so directed by the holders of at least two-thirds (_) of the Preferred Shares then outstanding, including Preferred Shares submitted for redemption pursuant to Section 3 with respect to which the applicable Redemption Price has not been paid, in a Void Mandatory Redemption Notice, the Corporation shall immediately delist the Common Stock from exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such holders' option, traded on the electronic bulletin board or the "pink sheets".

                  (d) Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

            (5) Limitations on Beneficial Ownership. The Corporation shall not effect any conversion of Preferred Shares and no holder of Preferred Shares shall have the right to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the total outstanding shares of Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Corporation or
(3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Corporation shall promptly, but in no event later than one (1) Business Day following the receipt of such request, confirm in writing to any such holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of Warrants (as defined below) by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

            (6) Intentionally omitted.

            (7) Reservation of Shares.

                  (a) Reservation. The Corporation shall take all action necessary to reserve out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Initial Preferred

Shares, such number of shares of Common Stock equal to 175% of the number of shares of Common Stock for which the Initial Preferred Shares are convertible as of the date which is 35 trading days after the date on which the Corporation files the Closing 8-K or 10-K. The corporation shall take all action necessary to reserve out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Additional Preferred Shares, such number of shares of Common Stock equal to 175% of the number of shares of Common Stock for which 5,000 Additional Preferred Shares would be convertible into as of the date which is 15 trading days after the Call Trigger Date, as if all such Additional Preferred Shares were outstanding on such 15th trading day. The Corporation shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 100% of the number of shares of Common Stock for which the Preferred Shares are at that time convertible (without regard to any limitations on conversions) (the "Required Reserve Amount). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

                  (b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the authorization of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

            (8) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the New York Business Corporation Law, and as expressly provided in this Certificate of Amendment.

            (9) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Corporation of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Preferred Share equal to the Conversion Amount (otherwise the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with the Certificate of Incorporation of the Corporation, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. In addition to the receipt of the Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Shares shall be entitled to receive Liquidation Funds distributed to holders of Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the remaining Liquidation Funds. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

            (10) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. The Preferred Shares shall be of junior rank to the Series A Preferred Stock and shall be pari passu to the Series B Preferred Stock and the Series C Preferred Stock in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without the prior express written consent of the holders of not less than two-thirds (_) of the then outstanding Preferred Shares, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without the prior express written consent of the holders of not less than two-thirds (_) of the then outstanding Preferred Shares, the Corporation shall not hereafter authorize or make any amendment to the Corporation's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Corporation with the New York Secretary of State or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Corporation with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

            (11) Participation. Subject to the rights of the holders, if) any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

            (12) Restriction on Redemption and Cash Dividends. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Corporation shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (_) of the then outstanding Preferred Shares.

            (13) Limitation on Number of Conversion Shares. The Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue upon Conversion of the Preferred Shares (the "Exchange Cap") without breaching the Corporation's obligations under the rules or regulations of the Principal Market, except that such limitation shall not apply in the event that the Corporation (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the holders of at least two-thirds (_) of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "Purchasers") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser on the Initial Issuance Date pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers on the Initial Issuance Date pursuant to the Securities Purchase Agreement (the "Cap Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount and such holder does not have any right to purchase any Additional Preferred Shares pursuant to the Securities Purchase Agreement, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

            (14) Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than of two-thirds (_) of the then outstanding Preferred Shares, shall be required for (A) any change to this Certificate of Amendment or the Corporation's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (B) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

            (15) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Preferred Shares into Common Stock.

            (16) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Amendment shall be cumulative and in addition to all other remedies available under this Certificate of Amendment, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Amendment. The Corporation covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            (17) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Amendment shall limit or modify any more general provision contained herein. This Certificate of Amendment shall be deemed to be jointly drafted by the Corporation and all Buyers and shall not be construed against any person as the drafter hereof.

            (18) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            (19) Notice. Whenever notice is required to be given under these Articles of Amendment, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

            (20) Conversion Notice. The following shall be the form of Conversion Notice for the conversion of the Preferred Shares:

                                     ISSUER
                                CONVERSION NOTICE

Reference is made to the Certificate of Amendment of The Netplex Group, Inc., filed with the Secretary of State of the State of New York on March __, 2000 (the "Certificate of Amendment"). In accordance with and pursuant to the Certificate of Amendment, the undersigned hereby elects to convert the number of shares of the Series D Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of The Netplex Group, Inc., a New York corporation (the "Corporation"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

      Date of Conversion:_______________________________________________________

      Number of Preferred Shares to be converted:_______________________________

      Stock certificate no(s). of Preferred Shares to be converted:_____________

Please confirm the following information:

      Conversion Price:_________________________________________________________

      Number of shares of Common Stock to be issued:____________________________

      Is the Variable Price being relied on pursuant to Section 2(f)(iii) of the Certificate of Amendment? (check one) YES |_| No |_|

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

      Issue to:_________________________________________________________________
      Address:__________________________________________________________________
              __________________________________________________________________

      EIN:

      Facsimile Number:_________________________________________________________

      Authorization:____________________________________________________________
                      By:_______________________________________________________
                      Title:____________________________________________________

      Dated:____________________________________________________________________

      Account Number (if electronic book entry transfer):_______________________

      Transaction Code Number (if electronic book entry transfer): _____________

                                 ACKNOWLEDGMENT

      The Corporation hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ___________ ___, 2000 from the Corporation and acknowledged and agreed to by [TRANSFER AGENT].

                                        THE NETPLEX GROUP, INC.

                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________

                                    * * * * *

FIFTH: The foregoing amendment to the Certificate of Incorporation was authorized and approved by unanimous written consent of the Board of Directors of the corporation, pursuant to the authority expressly vested in it in the Corporation's Certificate of Incorporation.

      IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Certificate of Incorporation to be signed by Gene F. Zaino, its Chairman & CEO, as of the 24th day of March 2000.

                                        THE NETPLEX GROUP, INC.


                                        By: /s/ GENE F. ZAINO
                                           -------------------------------------
                                        Name:   GENE F. ZAINO
                                             -----------------------------------
                                        Its:    CHAIRMAN & CEO
                                            ------------------------------------